UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A/A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF

THE SECURITIES EXCHANGE ACT OF 1934

Tempur Sealy International, Inc.

(Exact name of registrant as specified in its charter)

Delaware	33-1022198
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

1000 Tempur Way

Lexington, Kentucky 40511

(Address of principal executive offices and zip code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Preferred Stock Purchase Rights	The New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box.  ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box.  ☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates:

Not Applicable

Securities registered pursuant to Section 12(g) of the Act:

None.

Item 1.	Description of Registrant’s Securities to be Registered.

Tempur Sealy International, Inc., a Delaware corporation (“Tempur Sealy” or the “Company”), supplements Item 1 to incorporate the following with respect to the rights to purchase Series A Junior Participating Preferred Stock (the “Preferred Shares”) that were issued under the Rights Agreement, dated as of February 8, 2017 (the “Original Rights Agreement”), by and between the Company and American Stock Transfer & Trust Company, LLC., as Rights Agent (the “Rights Agent”):

On March 14, 2017, the Company entered into an Amended and Restated Rights Agreement (the “Amended and Restated Rights Agreement”) with the Rights Agent to amend certain provisions of the Original Rights Agreement. The primary purpose of the amendment and restatement of the Original Rights Agreement is to provide the holders of the Company’s common stock, $0.01 par value per share (the “Common Stock”) and the attached preferred stock purchase rights issued under the Original Rights Agreement with the ability to exempt an offer to acquire, or engage in another business combination transaction involving, the Company that is deemed a “Qualifying Offer” (as defined in the Amended and Restated Rights Agreement) from the terms of the Amended and Restated Rights Agreement. A Qualifying Offer is, in summary, an offer determined by a majority of the independent members of the Company’s Board of Directors (the “Board”) to have specific characteristics which are generally intended to preclude offers that are coercive, abusive or highly contingent. Among those characteristics are that it be (i) a fully financed all-cash tender offer or an exchange offer offering shares of Common Stock of the offeror, or a combination thereof, for any and all of the Company’s outstanding Common Stock; (ii) an offer whose per share offer price and consideration represent a “reasonable premium” over the highest reported per share market price of the Company’s Common Stock in the immediately preceding twenty four (24) months immediately preceding the date on which the offer is commenced; (iii) an offer that, within twenty (20) business days after the commencement date of the offer (or within ten (10) business days after any increase in the offer consideration), does not result in a nationally recognized investment banking firm retained by the Board rendering an opinion to the Board that the consideration being offered to the holders of the Company’s Common Stock is either inadequate or unfair; and (iv) an offer that is otherwise in the best interests of the Company’s stockholders. The Amended and Restated Rights Agreement provides additional characteristics necessary for an acquisition offer to be deemed a “Qualifying Offer” including if the consideration offered in a proposed transaction is stock of the acquiror.

Pursuant to the Amended and Restated Rights Agreement, if the Company receives a Qualifying Offer and the Board has not redeemed the outstanding Rights or exempted such Qualifying Offer from the terms of the Amended and Restated Rights Agreement or called a special meeting of stockholders (the “Special Meeting”) for the purpose of voting on whether to exempt such Qualifying Offer from the terms of the Amended and Restated Rights Agreement, in each case by the end of the ninety (90) business day period following the commencement of such Qualifying Offer, provided such offer remains a Qualifying Offer during such period, the holders of ten (10) percent of the Company’s Common Stock may request that the Board call a Special Meeting to vote on a resolution authorizing the exemption of the Qualifying Offer from the terms of the Amended and Restated Rights Agreement. If such a Special Meeting is not held by the ninetieth (90th) business day following the receipt of such a request from stockholders to call a Special Meeting, the Qualifying Offer will be deemed exempt from the terms of the Amended and Restated Rights Agreement on the tenth (10th) business day thereafter.

The Amended and Restated Rights Agreement is filed as Exhibit 4.1 hereto and incorporated herein by reference. The foregoing description of the Amended and Restated Rights Agreement, including, but not limited to, the description of the characteristics necessary for an acquisition or other business combination offer to be deemed a “Qualifying Offer,” does not purport to be complete and is qualified in its entirety by reference to the complete text of the Amended and Restated Rights Agreement.

In connection with the approval and adoption of the Amended and Restated Rights Agreement, the Company amended and restated the Certificate of Designation for the Series A Junior Participating Preferred Stock (the “Original Certificate of Designation”) that it had filed with the Secretary of State of the State of Delaware on February 9, 2017 in connection with the adoption of the Original Rights Agreement. On March 15, 2017, the Company intends to file an Amended and Restated Certificate of Designation of Series A Junior Participating Preferred Stock (the “Amended and Restated Certificate of Designation”) with the Secretary of State of the State of Delaware. The Amended and Restated Certificate of Designation amends the Original Certificate of Designation to reference the Amended and Restated Rights Agreement adopted on March 14, 2017, but did not change any of the rights, powers and preferences of the Preferred Shares that were set forth in the Original Certificate of Designation.

The Amended and Restated Certificate of Designation is filed as Exhibit 3.1 hereto and incorporated herein by reference. The foregoing description of the Amended and Restated Certificate of Designation does not purport to be complete and is qualified in its entirety by reference to the complete text of the Amended and Restated Certificate of Designation.

Item 2.	Exhibits.

Pursuant to the Instructions as to Exhibits with respect to Form 8-A, the following exhibits are being filed with the Commission in connection with this Registration Statement.

3.1	Amended and Restated Certificate of Designation of Series A Junior Participating Preferred Stock of Tempur Sealy International, Inc. (incorporated by reference from Exhibit 3.1 to the Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission on March 15, 2017)

4.1	Amended and Restated Rights Agreement, dated as of March 14, 2017, by and between Tempur Sealy International, Inc. and American Stock Transfer & Trust Company, LLC, as rights agent (incorporated by reference from Exhibit 4.1 to the Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission on March 15, 2017).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Dated: March 15, 2017

TEMPUR SEALY INTERNATIONAL, INC.

By:	/S/ BARRY A. HYTINEN
Name:	Barry A. Hytinen
Title:	Executive Vice President & Chief Financial Officer

Exhibit Index

3.1	Amended and Restated Certificate of Designation of Series A Junior Participating Preferred Stock of Tempur Sealy International, Inc. (incorporated by reference from Exhibit 3.1 to the Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission on March 15, 2017)

4.1	Amended and Restated Rights Agreement, dated as of March 14, 2017, by and between Tempur Sealy International, Inc. and American Stock Transfer & Trust Company, LLC, as rights agent (incorporated by reference from Exhibit 4.1 to the Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission on March 15, 2017).